Exhibit 4.3

This Agreement is made as of July 8, 2003 between GATX Ventures, Inc. (“Lender”) and Nimblegen Systems Inc. (“Borrower”). Reference is made to the Equipment Loan and Security Agreement dated as of June 6, 2002 (the “Loan Agreement”) between Lender and Borrower.

Borrower issued two warrants to Lender in connection with the Loan Agreement (the “2002 Warrants”). Lender shall return to Borrower the 2002 Warrants for Borrower in exchange for Borrower’s issuance to Lender of a new warrant, in the form of Exhibit A hereto (which is equivalent to a return by Lender to Borrower of one third of the 2002 Warrants) (the “New Warrant”). Borrower represents and warrants that the lowest price per share of its Series D Preferred Stock (on a common stock equivalent basis) was $4.20. The New Warrant shall be a “Warrant” under the Loan Agreement. Borrower agrees that it has no claims or damages against Lender in connection with Lender’s decision pursuant to Section 2.1(d) of the Loan Agreement not to fund any additional Loans to Borrower after the first Loan was made as evidenced by Loan Agreement Supplement No. 1 (Borrower consented to Lender’s decision); to the extent any such claims or damages existed they are hereby waived by Borrower.

This Agreement and the New Warrant constitute the entire agreement between the parties regarding the subject matter hereto. This Agreement is governed by California law. This Agreement may be executed in counterparts, including by facsimile or electronic transmission, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

GATX VENTURES, INC.		NIMBLEGEN SYSTEMS INC.

By:	/s/ Carl F.S.	By:	/s/ David S. Snyder
Title:	VP	Title:	Chief Financial Officer and Vice President

Exhibit A

New Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENT AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.

NIMBLEGEN SYSTEMS, INC.

WARRANT TO PURCHASE 13,095 SHARES

OF SERIES D PREFERRED STOCK

THIS CERTIFIES THAT, for value received, GATX VENTURES, INC. and its assignees are entitled to subscribe for and purchase 13,095 shared of the fully paid and nonassessable Series D Preferred Stock (as defined below and as adjusted pursuant to Section 4 hereof, the “Share”) of NIMBLEGEN SYSTEMS INC., a Delaware corporation (the “Company”), at $4.20 per share (such price and such other price as shall result, form time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, (a) the term “Series Preferred” shall mean the Company’s presently authorized Series D Preferred Stock, and after the automatic conversion of the Series D Preferred Stock issuable hereunder to common stock, the Company’s Common Stock; (b) the term “Date of Grant” shall mean July 8, 2003; and (c) the term “Other Warrants” shall mean any other warrants issued by the Company in connection with the transaction with respect to which this Warrant was issued, and any warrant issued upon transfer or partial exercise of or in lieu of this Warrant. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

1. Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the later of (i) ten (10) years after the Date of Grant or (ii) five (5) years after the closing of the company’s initial public offering of its Common Stock (“IPO”) effect pursuant to a Registration Statement on Form S-1 (or its successor) filed under the Securities Act of 1933, as amended (the “Act”).

2. Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A-2 duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by certified or bank check or by Wire Transfer from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 10.2 hereof. The person or persons in whose name(s) any certificate(s) representing shares of Series Preferred shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such thirty-day period; provided that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the holder of this Warrant, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable (except as provided in Section 180.0622(2)(h) of the Wisconsin Statutes and the cases decided thereunder) and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Series Preferred to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the conversion of the Series Preferred into Common Stock.

4. Adjustment of Warrant Price and Number of Shares. Without duplication of any adjustment applicable to the securities issuable upon exercise of this Warrant resulting by operation of the terms of the Company’s Third Amended and Restated Certificate of Incorporation, a true and complete copy of which is attached hereto as Exhibit B, as amended from time to time (the “Charter”), the number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Series Preferred theretofore issuable upon exercise of this Warrant, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Series Preferred then purchasable under this Warrant, or (ii) in the case of such a merger or sale in which the consideration paid consists of all or in part of assets other than securities of the successor or purchasing corporation, at the option of the holder of this Warrant, the securities of the success or purchasing corporation having a value at the time of the transaction equivalent to the value of the Series Preferred purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Series Preferred, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Series Preferred payable in Series Preferred, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series Preferred outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series Preferred outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Series Preferred (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Series Preferred (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares of Series Preferred purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e) Antidilution Rights. The other antidilution rights applicable to the Shares of Series Preferred purchasable hereunder are set forth in the Charter as amended through the Date of Grant. Such antidilution rights shall not be restated, amended, modified or waived in any manner that affects the holder hereof more adversely than the other holders of shares of Series Preferred without such holder’s prior written consent. The Company shall promptly provide the holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant. In addition, whenever the conversion price or conversion ratio of the Series Preferred shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Series Preferred after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant. Whenever the Warrant Price or the number of Shares purchasable hereunderafter shall be adjusted pursuant to the occurrence of a Qualified Financing, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder giving the effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant; provided that any certificate delivered by the Company to the holder of this Warrant in accordance with the Charter containing substantially the same information shall be deemed compliance with the foregoing notice required by this sentence.

6. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefore based on the fair market value of the Shares on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

7. Compliance with Act; Disposition of Warrant or Shares of Series Preferred.

(a) Compliance with Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the share of Series Preferred to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Series Preferred to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the shares of Series Preferred so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Series Preferred issued upon exercise of this Warrant and all shares of Common Stock issued upon conversion thereof (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.

(3) The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Series Preferred acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Series Preferred or Common Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Series Preferred to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such shares of Series Preferred or Common Stock, all in accordance with the terms of the notice delivered to the Company; provided that neither this Warrant nor the Shares may be transfer to a person deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such shares of Series Preferred or Common Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Series Preferred thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Series Preferred or Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or to a limited liability company of which the holder is a member, or (iii) to any affiliate of the holder if the holder is a corporation; provided that in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

(d) “Market Standoff” Agreement. From and after June 6, 2002, the terms of Section 6 (“Market Standoff” Agreement) of that certain Second Amended and Restated Stockholders Agreement dated as of January 23, 2002 by and among the Company and the stockholders party thereto (as amended from time to time, the “Stockholders Agreement”), shall be equally applicable to the holder of this Warrant as if such holder where a “Stockholder” within the meaning of such Stockholders Agreement.

(e) Holder to Become Party to Stockholders Agreement. At any time following exercise of this Warrant, upon the Company’s written request, the holder of Shares issued upon such exercise shall become a party to the Stockholders Agreement and subject to the terms thereof and such terms shall supercede and replace all corresponding terms of this Warrant relating to the transfer of the Shares.

8. Rights as Shareholders; Information. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Series Preferred or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the shareholders.

9. Registration Rights. The company grants registration rights to the holder of this Warrant for any Common Stock of the Company obtained upon conversion of the Series Preferred, comparable to the registration rights granted to the investors in that certain Second Amended and Restated Registration Rights Agreement dated as of January 23, 2002 (the “Rights Agreement”), with the following exceptions and clarifications:

(1) The holder will not have the right to demand registration, but can otherwise participate in any registration demanded by others.

(2) The holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement.

(3) The registration rights are freely assignable by the holder of this Warrant in connection with a permitted transfer of this Warrant or the Shares; provided that the registration rights applicable to the Shares may not be transferred to a person deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company.

(4) In connection with the exercise of the registration rights herein described, upon the Company’s written request, the holder of Shares to be included in the subject registration shall become a party to the Rights Agreement and subject to the terms thereof and such terms shall supercede and replace all corresponding terms of this Warrant relating to the registration of the Shares.

10. Additional Rights.

10.1 Acquisition Transactions. The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of.

10.2 Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert. In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Series Preferred as provided in this Section 10.2 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Series Preferred as is determined according to the following formula:

X = B – A
Y
Where: X =	the number of shares of Series Preferred that shall be issued to holder

Y =	the fair market value of one share of Series Preferred

A =	the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

(b) Method of Exercise. The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-1 or Exhibit A-2 hereto) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 10.2, “fair market value” of a share of Series Preferred (or Common Stock if the Series Preferred has been automatically converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

(i) If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii) If the Conversion Right is not exercised in connection with and contingent upon a Public Offering as contemplated pursuant to the foregoing clause (i), then in all other cases as follows:

(A) If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible;

(B) If traded on the Nasdaq Stock Market or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible; and

(C) If there is no public market for the Common Stock, then fair market value shall be determined by mutual agreement of the holder of this Warrant and the Company. In the event that the Company and the holder of this Warrant cannot agree upon such fair market value, then such fair market value shall be determined in good faith by the Company’s Board of Directors.

In making a determination under clauses (A) and (B) above, if on the Determination Date, five trading days had not passed since the IPO, then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the IPO and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid price, as applicable, for such trading day). If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

10.3 Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Series Preferred is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Series Preferred upon such expiration shall be determined pursuant to Section 10.2(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

11. Representations and Warranties. The Company represents and warrants to the holder of this Warrant as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(h) of the Wisconsin Statutes and the cases decided thereunder) and free from preemptive rights.

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Series Preferred and the holders thereof are as set forth in the Charter, and on the Date of Grant, each share of the Series Preferred represented by this Warrant is convertible into one share of Common Stock.

(d) The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(h) of the Wisconsin Statutes and the cases decided thereunder).

(e) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the obtaining of consents which have been obtained and for the filing of notices pursuant to the federal and state securities laws, which filings will be effected by the time required thereby.

(f) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(g) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants) as of June 6, 2002 did not exceed 6,306,000 shares.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

14. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Series Preferred issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15. Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

18. Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

19. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holder hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

21. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

22. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

23. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page intentionally left blank.]

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

NIMBLEGEN SYSTEMS INC.

By
Title
Address: One Science Court Madison, WI 53711

EXHIBIT A-1

NOTICE OF EXERCISE

To: NIMBLEGEN SYSTEMS INC. (the “Company”)

1.	The undersigned hereby:

❒	elects to purchase shares of [Series Preferred Stock][Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

❒	elects to exercise its net issuance rights pursuant to section 10.2 of the attached Warrant with respect to Shares of [Series Preferred Stock][Common Stock].

2. Please issue a certificate or certificates representing                      shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2

NOTICE OF EXERCISE

To: NIMBLEGEN SYSTEMS INC. (the “Company”)

1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S    , filed                    , ,             the undersigned hereby:

❒	elects to purchase shares of [Series Preferred Stock][Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

❒	elects to exercise its net issuance rights pursuant to section 10.2 of the attached Warrant with respect to Shares of [Series Preferred Stock][Common Stock].

2. Please deliver to the custodian for the selling shareholders a stock certificate representing such                      shares.

3. The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $                     or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT B

CHARTER

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIMBLEGEN SYSTEMS INC.

The undersigned officers of NimbleGen Systems Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, originally incorporated on August 25, 2000, do hereby certify as follows:

1. Pursuant to the unanimous written consent of the Board of Directors and the holders of all of the issued and outstanding voting stock of the corporation, the following resolutions were duly adopted approving the amendment and restatement of Article I through VIII of the Certificate of Incorporation of NimbleGen Systems Inc.:

ARTICLE I

The name of the corporation is NimbleGen Systems Inc.

ARTICLE II

The address of the registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the corporation is authorized to issue is 17,225,465 shares. The total number of shares of Common Stock that the corporation is authorized to issue is 9,895,821 with a par value of $0.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 7,329,644 with a par value of $0.001 per share, of which 1,230,001 shares shall be designated as “Series A Preferred Stock”, of which 2,080,000 shares shall be designated as “Series B Preferred Stock”, of which 1,035,715 shares shall be designated as “Series C Preferred Stock”, and of which 2,983,928 shares shall be designated as “Series D Preferred Stock.” Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock are referred to herein collectively as “Preferred Stock.”

B. A statement of rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock and the holders thereof is as follows:

1. Dividends.

(a) Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, noncumulative dividends at the rate per share of Series A Preferred Stock of $0.24 per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Series A Preferred Annual Dividend”). So long as the Series A Preferred Stock shall be outstanding, no dividend shall be paid on the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock in any year, other than dividends payable solely in capital stock, until the Series A Preferred Annual Dividend has been paid in full, except that dividends may be declared and paid on the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock pro rata with any dividends simultaneously declared and paid on Series A Preferred Stock.

(b) Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, noncumulative dividends at the rate per share of Series B Preferred Stock of $0.40 per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Series B Preferred Annual Dividend”). So long as the Series B Preferred Stock shall be outstanding, no dividend shall be paid on the Common Stock, the Series A Preferred Stock, the Series C Preferred Stock, or the Series D Preferred Stock in any year, other than dividends payable solely in capital stock, until the Series B Preferred Annual Dividend has been paid in full, except that dividends may be declared and paid on the Series A Preferred Stock , the Series C Preferred Stock, and the Series D Preferred Stock pro rata with any dividends simultaneously declared and paid on Series B Preferred Stock.

(c) Series C Preferred Stock. The holders of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, noncumulative dividends at the rate per share of Series C Preferred Stock of $0.448 per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Series C Preferred Annual Dividend”). So long as the Series C Preferred Stock shall be outstanding, no dividend shall be paid on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or the Series D Preferred Stock in any year, other than dividends payable solely in capital stock, until the Series C Preferred Annual Dividend has been paid in full, except that dividends may be declared and paid on the Series A Preferred Stock, Series B Preferred Stock and the Series D Preferred Stock pro rata with any dividends simultaneously declared and paid on Series C Preferred Stock.

(d) Series D Preferred Stock. The holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any funds legally available therefor, noncumulative dividends at the rate per share of Series D Preferred Stock of $0.336 per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Series D Preferred Annual Dividend”). So long as the Series D Preferred Stock shall be outstanding, no dividend shall be paid on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock in any year, other than dividends payable solely in capital stock, until the Series D Preferred Annual Dividend has been paid in full, except that dividends may be declared and paid on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock pro rata with any dividends simultaneously declared and paid on Series D Preferred Stock.

2. Liquidation Preference.

(a) Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Preferred Stock shall be entitled to receive the following:

(1) the holders of Series D Preferred Stock shall be entitled to receive, prior to the payment of any amounts to the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock for each outstanding share of Series D Preferred Stock then held an amount equal to $4.20 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any declared but unpaid dividends on such share, and

(2) after payment of any amount due to the holders of Series D Preferred Stock under subparagraph (1), above, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held, $3.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus declared but unpaid dividends on such share, the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock then held, $5.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus declared but unpaid dividends on such share, and the holders of Series C Preferred Stock shall be entitled to receive for each outstanding share of Series C Preferred Stock then held, $5.60 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus declared but unpaid dividends on such share. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of the full aforementioned preferential amount under this subparagraph (2), then the entire assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, based upon the total preferential amount each holder would be entitled to receive if sufficient funds were legally available to pay the full preferential amounts.

(b) Common Stock. Upon a liquidation, dissolution or winding up of the corporation, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Section B2(a) of this Article IV, all assets and funds of the corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(c) Other Events Considered a Liquidation. For purposes of this Section B2, the following events shall be considered a liquidation of the corporation:

(1) any consolidation or merger of the corporation with or into any other corporation or other entity in which the corporation is not the surviving entity, or in which the stockholders of the corporation immediately prior to such consolidation or merger own less than fifty percent (50%) of the corporation’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the corporation (a “Merger”); or

(2) a sale, lease or other disposition of all or substantially all of the assets of the corporation (an “Asset Transfer”).

If the consideration issued in a Merger or received by the corporation in an Asset Transfer is other than cash, its value will be deemed its fair market value as determined in good faith by the board of directors. Any securities shall be valued as follows:

(A) For securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (B), below:

(i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty-day period ending three (3) days prior to the closing;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) if there is no active public market the value shall be the fair market value thereof as determined in good faith by the board of directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided in subsection (A), above to reflect the approximate fair market value thereof, as determined by at least sixty-six and two-thirds percent (66-2/3%) of the members of the board of directors.

3. Voting.

(a) General. Except as otherwise required by law and except as provided under Section B3(b), below, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the whole number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited. With respect to such vote, except as provided under Section B3(b), below, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise set forth herein and except as may be required by Section 242(b)(2) of the Delaware General Corporation Law, all shares of Common Stock and Preferred Stock shall vote together as a single class on all matters.

(b) Protective Provisions

(1) Protective Provisions Applicable to Series A Preferred Stock. So long as any Series A Preferred Stock shall be outstanding, the affirmative vote or written consent of the holders of more than sixty percent (60%) of the outstanding Series A Preferred Stock voting together as a single class shall be required:

(i) to increase the number of authorized shares of Series A Preferred Stock or to authorize or issue any class or series of stock (other than Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority over the Series A Preferred Stock;

(ii) to authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation (other than Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority over the Series A Preferred Stock;

(iii) to reclassify any shares of capital stock of the corporation into shares having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority over the Series A Preferred Stock; or

(iv) to amend or repeal any provision of, or add any provision to, the corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

(2) Protective Provisions Applicable to Series B Preferred Stock. So long as any Series B Preferred Stock shall be outstanding, the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series B Preferred Stock voting together as a single class shall be required:

(i) to increase the number of authorized shares of Series B Preferred Stock or to authorize or issue any class or series of stock (other than Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority over the Series B Preferred Stock;

(ii) to authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation (other than Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority over the Series B Preferred Stock;

(iii) to reclassify any shares of capital stock of the corporation into shares having any preference or priority as to dividends, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series B Preferred Stock; or

(iv) to amend or repeal any provision of, or add any provision to, the corporation’s Certificate of Incorporation or By-Laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock.

(3) Protective Provisions Applicable to Series C Preferred Stock. So long as any Series C Preferred Stock shall be outstanding, the affirmative vote or written consent of the holders of more than fifty percent (50%) of the outstanding Series C Preferred Stock voting together as a single class shall be required to amend this Certificate of Incorporation if such amendment would (i) require class voting under Section 242(b)(2) of the Delaware General Corporation Law, as amended or modified from time to time or (ii) increase the number of authorized shares of Series C Preferred Stock. For purposes hereof, any Merger in which all holders of Preferred Stock receive the same consideration per share or the creation of any new series or classes of capital stock will not require class voting by the holders of Series C Preferred Stock.

(4) Protective Provisions Applicable to Series D Preferred Stock. So long as any Series D Preferred Stock shall be outstanding, the affirmative vote or written consent of the holders of more than fifty-five percent (55%) of the outstanding Series D Preferred Stock voting together as a single class shall be required to amend this Certificate of Incorporation if such amendment would (i) require class voting under Section 242(b)(2) of the Delaware General Corporation Law, as amended or modified from time to time or (ii) increase the number of authorized shares of Series D Preferred Stock. For purposes hereof, any Merger in which all holders of Preferred Stock receive the same consideration per share or the creation of any new series or classes of capital stock will not require class voting by the holders of Series D Preferred Stock.

(5) Protective Provisions Applicable to Series A Preferred Stock and Series B Preferred Stock. So long as any Series A Preferred Stock or Series B Preferred Stock shall be outstanding, the affirmative vote or written consent of the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Stock and Series B Preferred Stock voting together as a single class shall be required:

(i) to increase the number of authorized shares of capital stock of the corporation;

(ii) to effect a Merger, an Asset Transfer, or any transaction or series of related transactions to which the corporation is a party which results in the holders of the corporation’s capital stock prior to the transaction or transactions owning less than fifty percent (50%) of the voting power of the corporation’s capital stock after the transaction or transactions;

(iii) to declare or pay any dividend on or make any other distribution with respect to the corporation’s capital stock; or

(iv) to apply assets of the corporation to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986) or otherwise, of any shares of any class or series of Common Stock, other than pursuant to plans or agreements with employees, officers, directors, consultants, or other persons performing services for the corporation or its subsidiaries on terms approved by the board of directors, if the number of shares of stock so redeemed retired, purchased or acquired exceeds five percent (5%) of the total number of the then issued and outstanding shares of Common Stock and Preferred Stock.

(6) Protective Provisions Applicable to Common Stock and Preferred Stock. The affirmative vote or written consent of the holders of more than fifty percent (50%) of the then outstanding Common Stock and Preferred Stock voting together as a single class shall be required:

(i) to increase the number of shares of authorized capital stock of the corporation;

(ii) to effect a Merger, an Asset Transfer, or any transaction or series of related transactions to which the corporation is a party which results in the holders of the corporation’s capital stock prior to the transaction or transactions owning less than fifty percent (50%) of the voting power of the corporation’s capital stock after the transaction or transactions;

(iii) to declare or pay any dividend on or make any other distribution with respect to the corporation’s capital stock; or

(iv) to apply assets of the corporation to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986) or otherwise, of any shares of any class or series of Common Stock, other than pursuant to plans or agreements with employees, officers, directors, consultants, or other persons performing services for the corporation or its subsidiaries on terms approved by the board of directors, if the number of shares of stock so redeemed retired, purchased or acquired exceeds five percent (5%) of the total number of then issued and outstanding shares of Common Stock and Preferred Stock.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Optional Conversion for Series A Preferred Stock. Subject to and in compliance with the provisions of this Section B4, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Conversion Rate then in effect by the number of shares of Series A Preferred Stock being converted. The “Series A Conversion Rate” shall be the quotient obtained by dividing $3.00 by the Series A Conversion Price. The “Series A Conversion Price” shall initially be $3.00, which shall be adjusted from time to time as provided below. As of the date of this Third Amended and Restated Certificate of Incorporation, the Series A Conversion Price is $3.00.

(b) Optional Conversion for Series B Preferred Stock. Subject to and in compliance with the provisions of this Section B4, any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series B Conversion Rate then in effect by the number of shares of Series B Preferred Stock being converted. The “Series B Conversion Rate” shall be the quotient obtained by dividing $5.00 by the Series B Conversion Price. The “Series B Conversion Price” shall initially be $5.00, which shall be adjusted from time to time as provided below. As of the date of this Third Amended and Restated Certificate of Incorporation, the Series B Conversion Price is $4.7391.

(c) Optional Conversion for Series C Preferred Stock. Subject to and in compliance with the provisions of this Section B4, any shares of Series C Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect by the number of shares of Series C Preferred Stock being converted. The “Series C Conversion Rate” shall be the quotient obtained by dividing $5.60 by the Series C Conversion Price. The “Series C Conversion Price” shall initially be $5.60, which shall be adjusted from time to time as provided below. As of the date of this Third Amended and Restated Certificate of Incorporation, the Series C Conversion Price is $5.1435.

(d) Optional Conversion for Series D Preferred Stock. Subject to and in compliance with the provisions of this Section B4, any shares of Series D Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series D Conversion Rate then in effect by the number of shares of Series D Preferred Stock being converted. The “Series D Conversion Rate” shall be the quotient obtained by dividing $4.20 by the Series D Conversion Price. The “Series D Conversion Price” shall initially be $4.20, which shall be adjusted from time to time as provided below. As of the date of this Third Amended and Restated Certificate of Incorporation, the Series D Conversion Price is $4.20.

(e) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section B4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (1) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the board of directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (2) in cash (at the Common Stock’s fair market value determined by the board of directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to such holder. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates, duly endorsed representing the shares of Preferred Stock to be converted together with such written notice, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to each offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(f) Adjustment for Stock Splits and Combinations. If the corporation shall at any time or from time to time after the date that the first share of Series D Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price, in effect immediately before that subdivision shall each be proportionately decreased. Conversely, if the corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price in effect immediately before the combination shall each be proportionately increased. Any adjustment under this Section B(4)(f) shall become effective at the time the subdivision or combination becomes effective.

(g) Adjustment for Common Stock Dividends and Distributions. If the corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be adjusted pursuant to this Section B4(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Merger or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section B4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a Merger or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section B4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B4(i) with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section B4(i) (including adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Sale of Shares Below Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price.

(1) If at any time or from time to time after the Original Issue Date, the corporation issues or sells or is deemed by the express provisions of this subsection (1) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock and other than a subdivision or combination of shares of Common Stock, for an Effective Price (as defined below) less than the then effective Series A Conversion Price, then and in each such case the then existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate Consideration Received (as defined below) by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities or debt instruments of the corporation outstanding on the day immediately preceding the given date, including the shares of common stock which could be obtained upon conversion of all other series of Preferred Stock.

(2) If at any time or from time to time after the Original Issue Date, the corporation issues or sells or is deemed by the express provisions of this subsection (2) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock and other than a subdivision or combination of shares of Common Stock, for an Effective Price less than the then effective Series B Conversion Price, then and in each such case the then existing Series B Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate Consideration Received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i)

the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities or debt instruments of the corporation outstanding on the day immediately preceding the given date, including the shares of common stock which could be obtained upon conversion of all other series of Preferred Stock.

(3) If at any time or from time to time after the Original Issue Date, the corporation issues or sells or is deemed by the express provisions of this subsection (3) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock and other than a subdivision or combination of shares of Common Stock, for an Effective Price less than the then effective Series C Conversion Price, then and in each such case the then existing Series C Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate Consideration Received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series C Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities or debt instruments of the corporation outstanding on the day immediately preceding the given date, including the shares of common stock which could be obtained upon conversion of all other series of Preferred Stock.

(4) If at any time or from time to time after the Original Issue Date, the corporation issues or sells or is deemed by the express provisions of this subsection (4) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock and other than a subdivision or combination of shares of Common Stock, for an Effective Price less than the then effective Series D Conversion Price, then and in each such case the then existing Series D

Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series D Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate Consideration Received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series D Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities or debt instruments of the corporation outstanding on the day immediately preceding the given date, including the shares of common stock which could be obtained upon conversion of all other series of Preferred Stock.

(5) For the purpose of making any adjustment required under this Section B4(j), the consideration received by the corporation for any issue or sale of securities (the “Consideration Received”) shall (i) to the extent it consists of cash, be computed at the net amount of cash received by the corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the corporation in connection with such issue or sale but without deduction of any expenses payable by the corporation, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the board of directors, and (iii) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(6) For the purpose of the adjustment required under this Section B4(j), if the corporation issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common

Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Conversion Price (with respect to the provisions of Section B4(j)(1), above), the Series B Conversion Price (with respect to the provisions of Section B4(j)(2), above), the Series C Conversion Price (with respect to the provisions of Section B4(j)(3), above) or the Series D Conversion Price (with respect to the provisions of Section B4(j)(4), above, in each case the corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the corporation upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated at that time using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price as adjusted pursuant to the foregoing, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price as adjusted pursuant to the foregoing shall be readjusted to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the corporation on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(7) For purposes of this Section B4(j), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the corporation or deemed to be issued pursuant to this Section B4(j), other than (i) shares of Common Stock issued upon conversion of the Preferred Stock, (ii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) to employees, officers, directors, consultants, advisors, or other persons performing services for the corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the board of directors, (iii) shares of Common Stock issued to financial institutions or other lenders or lessors in connection with leases, equipment financings, revolving lines of credit or borrowings to support working capital, or similar borrowings in the ordinary course of business as approved by the board of directors, (iv) shares of Common Stock issued in connection with bona fide acquisitions, mergers or similar transactions as approved by the board of directors, (v) shares of Common Stock issued in connection with any future licensing of technology from third parties as approved by the board of directors, (vi) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, and (vii) shares of Common Stock issued in connection with the transactions contemplated under Sections B4(f), (g) and (h) of this Article IV. For purposes of this Section B4(j), the “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the corporation under this Section B4(j), into the aggregate Consideration Received, or deemed to have been received by the corporation for such issue under this Section B4(j), for such Additional Shares of Common Stock.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or

the Series C Conversion Price, if the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock is then convertible pursuant to this Section B4(k), the corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Consideration Received or deemed to be received by the corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(l) Notices of Record Date. Upon (i) any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Merger or other capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation with or into any other corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding shares of the Series A Preferred Stock, a majority of the outstanding shares of the Series B Preferred Stock, a majority of the outstanding shares of the Series C Preferred Stock and a majority of the outstanding shares of Series D Preferred Stock) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and description of such dividend or distribution, (ii) the date on which any such Merger, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (iii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Merger, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m) Automatic Conversion.

(1) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series A Conversion Rate (i) at any time upon the affirmative election of the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred Stock, or (ii) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (A) the per share price is at least $10.50 (as adjusted for stock splits, dividends, recapitalizations and the like), and (B) the gross proceeds to the corporation (before underwriting discounts, commissions and fees) are at least $20,000,000 (for purposes hereof, a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B1 of this Article IV.

(2) Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series B Conversion Rate (i) at any time upon the affirmative election of the holders of more than fifty percent (50%) of the outstanding shares of the Series B Preferred Stock, or (ii) immediately upon the closing of a Qualified IPO. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B1 of this Article IV.

(3) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series C Conversion Rate (i) at any time upon the affirmative election of the holders of more than fifty percent (50%) of the outstanding shares of the Series C Preferred Stock, or (ii) immediately upon the closing of a Qualified IPO. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B1 of this Article IV.

(4) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series D Conversion Rate (i) at any time upon the affirmative election of the holders of more than fifty-five percent (55%) of the outstanding shares of the Series D Preferred Stock, or (ii) immediately upon the closing of a Qualified IPO. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B1 of this Article IV.

(5) Upon the occurrence of either of the events specified in Section B4(m)(1), above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, upon the occurrence of either of the events specified in Section B4(m)(2), above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, upon the occurrence of either of the events specified in Section B4(m)(3), above, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and upon the occurrence of either events specified in Section B4(m)(4), above, the outstanding shares of Series D Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered by the corporation or its transfer agent; provided, however, in each case, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders thereof shall surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section B(1) of this Article IV.

(n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the board of directors) on the date of conversion.

(o) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(p) Notices. Any notice required by the provisions of this Section B4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the corporation.

(q) Payment of Taxes. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(r) No Dilution or Impairment. Without the consent of the holders of then outstanding Preferred Stock as required under Section B4 of this Article IV, the corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

5. Waiver of Rights, Preferences or Privileges.

(a) Series A Preferred Stock. Any right, preference or privilege which is specific to the Series A Preferred Stock may be waived if holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock approve such waiver in writing, in which event such waiver shall be binding on all holders of Series A Preferred Stock.

(b) Series B Preferred Stock. Any right, preference or privilege which is specific to the Series B Preferred Stock may be waived if holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock approve such waiver in writing, in which event such waiver shall be binding on all holders of Series B Preferred Stock.

(c) Series C Preferred Stock. Any right, preference or privilege which is specific to the Series C Preferred Stock may be waived if holders of more than fifty percent (50%) of the outstanding shares of Series C Preferred Stock approve such waiver in writing, in which event such waiver shall be binding on all holders of Series C Preferred Stock.

(d) Series D Preferred Stock. Any right, preference or privilege which is specific to the Series D Preferred Stock may be waived if holders of more than fifty-five percent (55%) of the outstanding shares of Series D Preferred Stock approve such waiver in writing, in which event such waiver shall be binding on all holders of Series D Preferred Stock.

6. United States Dollars. All references herein to “$” or Dollars means United States dollars.

ARTICLE V

The name and address of the incorporator is Kenneth C. Hunt, 780 North Water Street, Milwaukee, Wisconsin 53202.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

A. To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.

B. The corporation shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee benefit plan fiduciary, or employee of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

C. Neither any amendment or repeal of this Article VIII, nor the adoption of any provision of the corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. That this Amendment and Restatement was adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

Executed in duplicate this              day of February, 2003.

NIMBLEGEN SYSTEMS INC.

By:
(Title)

Attest:
Kenneth C. Hunt, Secretary

This document was drafted by:

Mark T. Ehrmann

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202

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